Contact:	Wendy Bost (Media) (201) 573-3382

Joe Fimbianti (Analysts) (201) 573-3113

Ingersoll Rand Announces 2005 Fourth Quarter
Earnings from Continuing Operations of $0.81 per Share;
Full-year 2005 EPS from Continuing Operations Increased by 31% to $3.09

•	Revenues increased by 10% to $2,713 million in the 2005 fourth quarter. Full-year 2005 revenues increased by 12% to $10.5 billion.
•	Diluted earnings per share (EPS) from continuing operations for the 2005 fourth quarter increased by 27% to $0.81. Full-year EPS from continuing operations increased by 31% to $3.09.
•	Full-year 2005 available cash flow* of $784 million was consistent with previous guidance of $775 million.

Hamilton, Bermuda, January 26, 2006 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that revenues and earnings from continuing operations increased significantly in the fourth quarter of 2005 compared to the 2004 fourth quarter.

The company reported net earnings of $291.6 million, or EPS of $0.87, for the fourth quarter of 2005. Fourth-quarter earnings included $272.9 million, or EPS of $0.81, from continuing operations, as well as earnings of $18.7 million, or EPS of $0.06, from discontinued operations. The results of discontinued operations include the gains on sale of divested businesses equal to EPS of $0.08 and retained continuing costs of divested operations equal to net cost of $0.02 per share.

Net earnings for the 2004 fourth quarter of $515.2 million, or EPS of $1.48, included $222.3 million, or EPS of $0.64, from continuing operations, as well as $292.9 million, or EPS of $0.84, from discontinued operations. The results of discontinued operations include the gains on sale of divested businesses equal to EPS of $0.79, a benefit of EPS $0.03 for anti-dumping claims under the Continued Dumping Subsidy Offset Act (CDSOA), and net earnings of divested operations equal to EPS of $0.02.

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“Our efforts over the last five years to drive organic growth and operational excellence delivered the strong financial results we experienced in the fourth quarter and for full-year 2005,” said Herbert L. Henkel, chairman, president and chief executive officer. “Throughout the year, we demonstrated that our business model works, our strategy is on target, and we possess the employee talent, brand strength, and ability to develop and deliver solutions that add value for our customers. We fully expect our strategy and execution to continue producing strong results across our global markets.”

Additional Highlights for the 2005 Fourth Quarter
Revenues: The company’s revenues increased by more than 10% to $2,713 million, compared to revenues of $2,459 million for the 2004 fourth quarter. Approximately 6 percentage points of the revenue increase was attributable to organic growth with an additional 4 percentage points of growth contributed by acquisitions completed in 2005. Total recurring revenues, which include revenues from parts, service, rental and attachments, increased by 18% compared to the fourth quarter of 2004, and accounted for 21% of total revenues. “We continue to deliver innovative products and solutions that meet expressed customer needs,” said Henkel. “Because of this, and expanding markets for our products, we continue to achieve our growth targets.”

Operating Income and Margins: Operating income of $345.7 million for the fourth quarter of 2005 increased by 16% compared to $297.9 million for the fourth quarter of 2004 due to higher volumes and productivity improvement actions. Fourth-quarter operating margins increased to 12.7% compared to 12.1% in 2004. “Our ongoing focus on operational excellence has steadily created a cost structure that allows us to continuously improve our revenue growth leverage,” said Henkel.

Interest and Other Income: Interest expense was $34.6 million for the 2005 fourth quarter compared to $37.0 million in the 2004 fourth quarter, a decrease of $2.4 million. This decrease was primarily due to lower year-over-year interest rates. Other income totaled $13.4 million for the fourth quarter, compared to $0.8 million in other income for the fourth quarter of 2004.

Taxes: The company’s effective tax rate for continuing operations for the fourth quarter of 2005 was 15.9%, compared to 15.1% in the fourth quarter of 2004. A greater portion of income from the United States tax jurisdiction resulted in a higher year-over-year tax rate.

Full-year 2005 Results
Full-year 2005 net revenues were $10,547 million, a 12% increase compared to net revenues of $9,394 million in 2004. Excluding acquisitions, revenues increased by 9%. Recurring revenues were $2,173 million for 2005, an increase of 14% compared to last year. Operating income for 2005 totaled $1,361.8 million and increased by 22% compared to 2004. Operating margins for 2005 were 12.9%, an increase of one percentage point compared to the prior year. The company reported full-year earnings of $1,054.2 million, or EPS of $3.09, which includes earnings from continuing operations of $1,053.1 million, or EPS of $3.09, and net benefits of $1.1 million from discontinued operations. EPS from continuing operations increased by 31% compared to full year 2004. The results of discontinued operations include the gains on sale of divested businesses equal to EPS of $0.10 and retained continuing costs of divested operations equal to net cost of $0.10 per share.

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The company reported full-year 2004 earnings of $1,218.7 million, or EPS of $3.47. This included EPS of $2.36 from continuing operations and EPS of $1.11 from discontinued operations. Discontinued operations included EPS of $0.96 from the sale of businesses and EPS of $0.15 from the net earnings of divested businesses.

The company continued to be a strong cash generator with full-year available cash flow in 2005 of $784 million. For the eight years ending in 2005, the company has generated more than $5.0 billion of available cash flow.

Return on invested capital was 14.0% for the full year 2005, compared to 13.0% in 2004.

Acquisitions
On December 1, 2005, the company signed a definitive agreement to acquire an 80 percent share of Shenzhen Bocom System Engineering Co. Ltd., a China-based provider of security-systems integration technologies and services. The transaction was completed on January 19, 2006.

Headquartered in Shenzhen, with branch offices in Beijing and Shanghai, Bocom System is the largest independent security-systems integration company in China. The business supplies security-systems design, engineering, installation and integration.

“Bocom System continues the development of Ingersoll-Rand’s global security-systems portfolio, providing technologies, expertise, and related integration services, which expands our capabilities in a large and growing market. During 2005, the company supplemented its organic growth by completing 15 bolt-on acquisitions which added more than $300 million to our full year revenue growth for the year,” said Henkel.

Fourth-quarter Business Review
The company classifies its businesses into five reportable segments based on industry and market focus: Climate Control Technologies, Compact Vehicle Technologies, Construction Technologies, Industrial Technologies and Security Technologies.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $763.1 million increased by approximately 4% compared to $734.5 million in the fourth quarter of 2004. Fourth-quarter 2005 operating margins increased to 11.7%, compared to 11.0% in the 2004 fourth quarter.

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Revenue from North American operations increased by 4% compared to last year. Improved activity in the truck and trailer markets and higher sales of aftermarket parts and auxiliary power units were offset by lower display case shipments. Operating margins improved due to favorable mix and continuing cost reductions.

Revenue from international operations increased by approximately 3% compared to the fourth quarter of 2004. Improving European markets for trucks, buses and display cases were offset by lower trailer and supermarket contracting revenues compared to last year. Asian revenues also improved, driven primarily by market growth in display cases and truck and trailer applications.

 Compact Vehicle Technologies includes Bobcat® compact equipment and Club Car® golf cars and utility vehicles. Total revenues increased by approximately 9% to $657.3 million compared to $603.3 million in the fourth quarter of 2004. Operating margins of 14.7% declined slightly compared to last year.

Bobcat revenues increased by approximately 12% compared to the fourth quarter of 2004, due to new product introductions, growing North American markets, and higher parts and attachment shipments. Bobcat margins declined slightly, as volume related improvements were offset by higher material costs and unfavorable foreign exchange.

Club Car revenues were flat compared with the fourth quarter of 2004, as incremental golf car revenues and market share gains in a stagnant market offset the revenue lost from the end of the Pathway electric vehicle program. Fourth-quarter operating margins increased compared to 2004 due to productivity gains.

Construction Technologies includes Ingersoll-Rand® road pavers, compactors, portable power products, attachments and general purpose construction equipment. Revenues were $264.3 million and increased by 10% compared to the fourth quarter of 2004, primarily due to ongoing strength in the North American road development and repair markets. Utility equipment and attachment revenues increased by 26% compared to last year. Road machinery sales decreased slightly as strong North American results were offset by a sharp decline in China. Segment operating margins decreased to 3.6% from 8.3%, due to higher material costs, unfavorable product and market mix and operational inefficiencies in the North American road machinery business.

Industrial Technologies provides solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid and material handling, and energy generation and conservation. Total revenues in the fourth quarter increased by approximately 11% to $471.0 million. Fourth-quarter operating margins were 12.2% compared to 13.5% in 2004. The revenue gain reflects higher sales of complete units, especially in North America and Asia, and increased revenues from the aftermarket business. Operating margins were negatively impacted by business systems investments and unfavorable foreign exchange.
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Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. Fourth-quarter revenues increased by approximately 22% to $557.6 million. Organic revenue increased by 4% compared to the 2004 fourth quarter. CISA, which was acquired in the first quarter of 2005, added approximately $64 million to fourth quarter revenues. Operating margins were 20.6% compared to 20.5% in 2004 due to higher volumes and increased productivity.

Balance Sheet
Total debt at the end of the fourth quarter of 2005 was approximately $2.1 billion compared to $1.9 billion at the end of the fourth quarter of last year. Net debt was approximately $1.1 billion at the end of the fourth quarter of 2005. The debt-to-capital ratio was 26.7% at the end of the fourth quarter, compared to the prior year’s ratio of 24.3%. “During 2005 we maintained a strong balance sheet and our debt to capital ratio is comfortably below our long term target range of 30% to 35%,” said Henkel.

During the fourth quarter, the company purchased $140 million of shares of Ingersoll Rand stock under a $2 billion share repurchase program approved by the Board of Directors in August 2005. During 2005, the company purchased approximately $765 million of shares. At year end, approximately $1.1 billion remains available for future share purchases under the program.

Implementing FAS 123 (R) - Expensing of Stock Options
Effective January 1, 2006, the company adopted FAS 123 (R) which requires the expensing of stock options. This expense is expected to approximate $0.05 to $0.06 of cost per share for the full year 2006. First-quarter stock option expense will approximate $0.02 to $0.03 per share, with the remaining expense approximating $0.01 per share in each of the remaining quarters of the year.

2006 Outlook
“Most of Ingersoll Rand’s major end markets continued to experience solid demand growth as we closed out 2005,” said Henkel. “Fourth-quarter orders increased by approximately 12% compared to the prior year, and about 7% excluding acquisitions. From our recent order pattern we expect to see continued growth in most of our worldwide markets.

“Based on the forecasted macro-economic environment, we expect organic revenue growth of approximately 6% to 7% for 2006. We also expect to supplement our revenue growth with bolt-on acquisitions. Operating margins will continue to improve based on higher volumes and ongoing productivity actions. Excluding stock option expense, full-year 2006 earnings from continuing operations are expected to increase by 12% to 15% to $3.45 to $3.55 per share compared to $3.09 per share in 2005. Including the expensing of stock options, continuing operations is forecasted to be $3.40 to $3.50. Full-year discontinued operations are forecast at $0.06 per share of costs. Diluted EPS from total operations for full-year 2006 is expected to be $3.34 to $3.44. Full-year 2006 expectations reflect a tax rate of approximately 17% for continuing operations.
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“Available cash flow in 2006 is expected to exceed $800 million. The company expects to pursue bolt-on acquisitions, stock buybacks and dividend enhancements from the cash flow generated in 2006.

“Excluding stock option expense, first-quarter 2006 earnings from continuing operations are expected to increase by 9% to 15% to $0.73 to $0.77 per share, compared to first quarter 2005 earnings from continuing operations of $0.67 per share,” said Henkel. “Including the expensing of stock options, earnings from continuing operations is forecasted to be $0.71 to $0.75.” First-quarter 2006 discontinued operations are forecast at $0.02 per share of costs, equal to the $0.02 per share of costs in 2005. First-quarter 2006 total earnings are expected to be EPS of $0.69 to $0.73 compared to EPS of $0.64 for the first quarter of 2005.

*Available cash flow consists of cash flow from operating activities excluding discretionary pension contributions less capital expenditures

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 100-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to turn work into progress. For more information, visit www.ingersollrand.com.

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2005.

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1/26/06
(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Fourth Quarter and Twelve Months
(In millions, except per share amounts)
UNAUDITED

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004

Revenues	$2,713.3	$2,459.0	$10,546.9	$9,393.6

Cost of goods sold	1,993.7	1,777.7	7,744.1	6,854.0

Selling & administrative expenses	373.9	383.4	1,441.0	1,419.3

Operating income	345.7	297.9	1,361.8	1,120.3

Interest expense	(34.6)	(37.0)	(144.3)	(153.1)

Other income	13.4	0.8	40.3	1.0

Earnings before taxes	324.5	261.7	1,257.8	968.2

Provision for taxes	51.6	39.4	204.7	138.4

Earnings from continuing operations	272.9	222.3	1,053.1	829.8

Discontinued operations, net of tax	18.7	292.9	1.1	388.9

Net earnings	$291.6	$515.2	$1,054.2	$1,218.7

Basic earnings per share
Continuing operations	$0.82	$0.65	$3.12	$2.40
Discontinued operations	0.06	0.85	0.00	1.12
	$0.88	$1.50	$3.12	$3.52

Diluted earnings per share
Continuing operations	$0.81	$0.64	$3.09	$2.36
Discontinued operations	0.06	0.84	0.00	1.11
	$0.87	$1.48	$3.09	$3.47

Weighted-average number of common
shares outstanding:
Basic	331.6	344.6	337.6	346.5
Diluted	334.9	349.0	341.3	350.9

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
Fourth Quarter and Twelve Months
(In millions, except percentages)
UNAUDITED

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Climate Control Technologies
Revenues	$763.1	$734.5	$2,853.6	$2,793.7
Operating income	89.3	81.0	315.1	309.1
and as a % of revenues	11.7%	11.0%	11.0%	11.1%

Compact Vehicle Technologies
Revenues	657.3	603.3	2,681.1	2,261.7
Operating income	96.8	90.5	415.2	332.0
and as a % of revenues	14.7%	15.0%	15.5%	14.7%

Construction Technologies
Revenues	264.3	240.9	1,168.6	1,007.1
Operating income	9.5	20.0	103.8	105.2
and as a % of revenues	3.6%	8.3%	8.9%	10.4%

Industrial Technologies
Revenues	471.0	422.7	1,743.9	1,552.8
Operating income	57.5	57.0	224.9	180.5
and as a % of revenues	12.2%	13.5%	12.9%	11.6%

Security Technologies
Revenues	557.6	457.6	2,099.7	1,778.3
Operating income	115.0	93.7	380.7	304.8
and as a % of revenues	20.6%	20.5%	18.1%	17.1%

Total
Revenues	$2,713.3	$2,459.0	$10,546.9	$9,393.6
Operating income	368.1	342.2	1,439.7	1,231.6
and as a % of revenues	13.6%	13.9%	13.7%	13.1%

Unallocated corporate expense	(22.4)	(44.3)	(77.9)	(111.3)

Consolidated operating income	$345.7	$297.9	$1,361.8	$1,120.3
and as a % of revenues	12.7%	12.1%	12.9%	11.9%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)
UNAUDITED

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$880.6	$1,703.1
Marketable securities	156.5	0.6
Accounts and notes receivable, net	1,679.0	1,498.4
Inventories	1,128.8	1,058.8
Prepaid expenses and deferred income taxes	371.4	348.8

Total current assets	4,216.3	4,609.7

Property, plant and equipment, net	1,076.0	1,013.2
Goodwill	4,433.4	4,211.0
Intangible assets, net	798.5	618.2
Other assets	1,115.7	962.5

Total assets	$11,639.9	$11,414.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$812.5	$684.0
Accrued compensation and benefits	401.4	433.5
Accrued expenses and other current liabilities	967.3	1,146.6
Loans payable and current maturities of long term debt	932.7	612.8

Total current liabilities	3,113.9	2,876.9

Long-term debt	1,184.3	1,267.6
Post-employment and other benefit liabilities	1,000.9	1,018.1
Other noncurrent liabilities	582.9	518.2

	5,882.0	5,680.8
Shareholders' equity:
Common stock	330.7	173.1
Other shareholders' equity	5,558.9	5,497.9
Accumulated other comprehensive (loss) income	(131.7)	62.8

Total shareholders' equity	5,757.9	5,733.8

Total liabilities and shareholders' equity	$11,639.9	$11,414.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION